[GRAPHIC OMITTED][GRAPHIC OMITTED]

CONTACTS: Richard M. Ubinger                       June Filingeri
          Vice President of Finance,               President
          Chief Financial Officer and Treasurer    Comm-Partners LLC
          (412) 257-7606                           (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

                   DENNIS M. OATES NAMED PRESIDENT AND CEO OF

                      UNIVERSAL STAINLESS & ALLOY PRODUCTS

     BRIDGEVILLE, PA, December 26, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Dennis M. Oates has been named President and Chief Executive Officer of the Company effective January 2, 2008. Mr. Oates will continue to serve on the Company's Board of Directors, which he joined in October 2007. Mr. Oates succeeds Clarence M. ("Mac") McAninch as Chief Executive Officer. Mr. McAninch, who founded the Company in 1994, will continue to serve as Chairman of the Board. Mr. Oates assumes the post of President from Kenneth Matz, who has left the Company to pursue other opportunities.

     Current Chairman and CEO Mac McAninch, commented: "We believe that Dennis Oates is the right person to lead our Company going forward. I have known Dennis for many years. He is sharp, tough and highly knowledgeable about the global specialty steel business from both the manufacturing and distribution sides of our industry. During his 33-year career in the steel industry, he has established a noteworthy record of accomplishment as a leader able to deliver significant growth in revenues and profitability through smart strategic planning and execution and by building organizational commitment and focus. His approach is consistent with the path we have taken since establishing this Company thirteen years ago. His experience and abilities are ideally suited for Universal Stainless & Alloy Products."

     Mr. McAninch added: "We want to thank Ken Matz for his contribution over the past year and wish him well in his future endeavors."

     Dennis Oates commented: "I am very pleased to join Universal Stainless at this exciting stage in its growth and development. Mac and his team have built a highly successful and well-regarded specialty steel company, which has enormous untapped opportunities before it. I look forwarded to working with him, with the rest of the Board and with all the employees of Universal Stainless to further realize its substantial potential."

     Dennis Oates, 55, most recently served as Senior Vice President of the Specialty Alloys Operations of Carpenter Technology, with full P&L responsibility for a $1 billion-plus business unit with global operations serving the aerospace, medical, energy, automotive, consumer and industrial markets, where he focused on Lean Six-Sigma improvement activities, new product development and new market penetration. Prior to joining Carpenter in 2003, Mr. Oates served for five years as President and Chief Executive Officer of TW Metals, a $500 million plus metals distribution and processing company with more than 950 employees in 44 locations around the world. Previously, he held the post of President and Chief Operating Officer for Connell Limited Partnership, a privately held company in metals recycling and metal fabrication, where he realigned a portfolio of businesses and improved manufacturing processes.

     Mr. Oates began his career in the steel industry at Lukens Steel Company, a subsidiary of Lukens Inc., where he held positions of increasing responsibility, ultimately becoming President and Chief Operating Officer of Lukens Steel and directing the transformation of a $700 million producer of steel plate and industrial products into an innovative and growing producer of specialty metals.

     Mr. Oates is past Chairman of the North American Specialty Metals Council and has served on the Metals Service Center Institute Board of Directors. He holds a bachelor's degree in economics from the Wharton School of the University of Pennsylvania and an MBA from Temple University.

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor
---------------------------------------

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

                                      # # #